Exhibit 3.73

Delaware	PAGE 1

The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “COMMUNITY-BASED SERVICES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE ELEVENTH DAY OF SEPTEMBER, A.D. 2008, AT 3:42 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “COMMUNITY-BASED SERVICES, LLC” .

4598805 8100H	/s/ Jeffrey W. Bullock

110292348 You may verify this certificate online at corp. delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8619884 DATE: 03-14-11

State of Delaware Secretary of State Division or Corporations Delivered 04:07 PM 09/11/2008 FILED 03:42 PM 09/11/2008 SRV 080946656 — 4598805 FILE
Certificate of Formation
of
Community-Based Services, LLC
          The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
          FIRST: The name of the limited liability company is Community-Based Services, LLC (the “Company”).
          SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of September 11, 2008.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person